Exhibit 12

Dollar General Corporation
Ratio of Earnings to Fixed Charges

	Historical								Pro Forma (4)
	Predecessor							Successor
						39	February 3,	July 7,		39
						Weeks	2007	2007	Fiscal Year	Weeks
	Fiscal Year Ended					Ended	through	through	Ended	Ended
	January 31,	January 30,	January 28,	February 3,	February 2,	November 3,	July 6,	November 2,	February 2,	November 2,
	2003	2004	2005	2006	2007	2006	2007	2007	2007	2007

Earnings (1):
Income (loss) before income taxes	$410.3	$476.5	$534.8	$544.6	$220.4	$143.0	$4.0	$(94.6)	$219.1	$(91.4)

Fixed Charges, exclusive of capitalized interest	104.1	104.0	111.8	123.1	140.7	132.2	73.5	199.1	142.0	273.4
	$514.4	$580.5	$646.6	$667.7	$361.1	$275.2	$77.5	$104.5	$361.1	$182.0

Fixed Charges (1):
Interest charged to expense	$46.9	$35.6	$28.8	$26.2	$34.9	$27.0	$10.3	$148.5	$36.2	$159.6

Interest factor on rental expense (2)	57.2	68.4	83.0	96.9	105.8	105.2	63.2	50.6	105.8	113.8
	104.1	104.0	111.8	123.1	140.7	132.2	73.5	199.1	142.0	273.4

Interest capitalized	0.1	0.2	3.6	3.3	2.9	2.9	—	—	2.9	—
	$104.2	$104.2	$115.4	$126.4	$143.6	$135.1	$73.5	$199.1	$144.9	$273.4
Ratio of earnings to fixed charges	4.9x	5.6x	5.6x	5.3x	2.5x	2.0x	1.1x		2.5x

Excess of fixed charges over earnings (3)								$(94.6)		$(91.4)

(1)                                  For purposes of computing the ratio of earnings to fixed charges, (a) earnings consist of income (loss) before income taxes, plus fixed charges less capitalized expenses related to indebtedness (amortization expense for capitalized interest is not significant) and (b) fixed charges consist of interest expense (whether expensed or capitalized), the amortization of debt issuance costs, and the interest portion of rent expense.

(2)                                  The portion of rent expense representative of interest is based on the present value of the future lease payments discounted at 10%.

(3)                                  For the period from July 7, 2007 through November 2, 2007, fixed charges exceeded earnings by $94.6 million.  For the 39 weeks ended November 2, 2007, pro forma fixed charges exceeded earnings by $91.4 million.

(4)                                  To give effect to the increase in interest expense resulting from the portion of the notes proceeds used to retire the $198.3 million of our 8 5/8% unsecured notes due June 10, 2010 as if such transactions had occurred at the beginning of the periods presented.